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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $.10 per share	50,600,000	$20.00	$1,012,000,000	$101,908.40

(1)  Includes 6,600,000 shares of common stock issuable upon exercise of the underwriters' option to purchase additional shares of common stock.

(2)  A filing fee of $101,908.40, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

Filed pursuant to Rule 424(b)(2)
Registration File No. 333-209629

Prospectus supplement to prospectus dated February 22, 2016

44,000,000 shares

Common stock

We are offering 44,000,000 shares of common stock in this offering. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "COG." The last reported sale price of our common stock on February 22, 2016 was $21.54 per share.

	Per share	Total

Initial price to public	$20.00	$880,000,000
Underwriting discounts and commissions	$0.325	$14,300,000
Proceeds, before expenses, to Cabot	$19.675	$865,700,000

We have granted the underwriters the option to purchase up to an additional 6,600,000 shares from us at on the same terms and conditions as set forth above.

The underwriters expect to deliver the shares against payment therefor on or about February 26, 2016.

See "Risk factors" on page S-3 of this prospectus supplement to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Citigroup

Co-managers

BMO Capital Markets	MUFG
TD Securities	Wells Fargo Securities

February 22, 2016

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not authorized any person, including any salesman or broker, to provide any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to our business. The second part, the accompanying prospectus, gives more general information. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Summary

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein, but may not contain all information that may be important to you. This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein include specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety before making an investment decision. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares. In this prospectus, references to "Cabot," the "Company," "we" and "us" refer to Cabot Oil & Gas Corporation and its subsidiaries.

Cabot Oil & Gas Corporation

We are an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties. Our assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. We operate in one segment, natural gas and oil development, exploitation, exploration and production, in the continental United States. We have offices located in Houston, Texas and Pittsburgh, Pennsylvania. Our principal executive office is located at Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024, and our telephone number at that address is (281) 589-4600.

The offering

Common stock offered by Cabot	44,000,000 shares(1)
Common stock outstanding after this offering	458,060,202 shares(1)
Option to purchase additional shares
We have granted the underwriters a 30-day option to purchase a maximum of 6,600,000 additional shares of our common stock on the same terms and conditions as set forth on the cover page of this prospectus.
Use of proceeds
We expect the net proceeds from this offering to be approximately $865.2 million, or approximately $995.1 million if the underwriters exercise their option to purchase additional shares in full, after deducting the estimated underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds of this offering, and any proceeds from the exercise of the underwriters' option to purchase additional shares, for general corporate purposes, including repaying indebtedness under our revolving credit facility, bolstering liquidity and funding a portion of our capital program. Please read "Use of proceeds."
Conflicts of interest
We intend to use a portion of the net proceeds of this offering to repay indebtedness owed by us under our revolving credit facility. Please read "Use of proceeds." Because a repayment of the outstanding borrowings under our revolving credit facility could result in at least 5% of the net proceeds of this offering being paid to affiliates of an underwriter who is a lender under our revolving credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. In accordance with that rule, no "qualified independent underwriter" is required, because a bona fide public market exists in the shares, as that term is defined in the rule. Please read "Underwriting (conflicts of interest)—Conflicts of interest."
NYSE symbol	"COG"

(1)    Based on 414,060,202 shares outstanding as of February 12, 2016. Excludes 6,600,000 shares that may be issued to the underwriters pursuant to their option to purchase additional shares.

Risk factors

You should consider carefully the risks described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and in our other filings with the SEC, before making a decision whether to invest in our common stock. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also materially impair our business operations. Additional risks and uncertainties described elsewhere in this prospectus supplement or in the documents incorporated by reference in this prospectus supplement may also adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our common stock.

If any of these risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely.

Use of proceeds

We expect the net proceeds from this offering to be approximately $865.2 million, or approximately $995.1 million if the underwriters exercise their option to purchase additional shares in full, after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

We expect to use the net proceeds of this offering, and any proceeds from the exercise of the underwriters' option to purchase additional shares, for general corporate purposes, including repaying indebtedness under our revolving credit facility, bolstering liquidity and funding a portion of our capital program.

As of December 31, 2015, we had $413.0 million of borrowings outstanding under our revolving credit facility, which matures in April 2020. As of February 22, 2016, we had $453 million of borrowings outstanding under our revolving credit facility with a weighted average interest rate of 2.24%. A repayment of the outstanding borrowings under our revolving credit facility could result in at least 5% of the net proceeds of this offering being paid to an affiliate of an underwriter who is a lender under our revolving credit facility. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the FINRA rules. Please read "Underwriting (conflicts of interest)—Conflicts of interest."

Capitalization

Assuming no exercise of the underwriter's option to purchase additional shares, the following table sets forth our unaudited cash and capitalization as of December 31, 2015:

•
on an actual basis; and

•
on an as adjusted basis to give effect to the sale of the common stock in this offering and the application of the net proceeds from this offering as described in "Use of proceeds."

You should read this table in conjunction with our historical financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.

	December 31, 2015
	Actual	As adjusted

	(In thousands, except share and per share data)
Cash and cash equivalents	$514	$452,714

Debt
Revolving credit facility(1)	$413,000	$—
7.33% weighted-average senior notes	20,000	20,000
6.51% weighted-average senior notes	425,000	425,000
9.78% senior notes	67,000	67,000
5.58% weighted-average senior notes	175,000	175,000
3.65% weighted-average senior notes	925,000	925,000

Total debt	$2,025,000	$1,612,000
Stockholders' equity
Common stock:
Authorized—960,000,000 shares of $0.10 par value
Issued—423,768,593 shares (actual) and 467,768,593 shares (as adjusted) of $0.10 par value	42,377	46,777
Additional paid-in capital	721,997	1,582,797
Retained earnings	1,552,014	1,552,014
Accumulated other comprehensive income (loss)	(365)	(365)
Less treasury stock, at cost: 9,892,680 shares	(306,835)	(306,835)

Total stockholders' equity	2,009,188	2,874,388

Total capitalization	$4,034,188	$4,486,388

(1)    As of February 22, 2016, we had $453 million of borrowings outstanding under our revolving credit facility. Please read "Use of proceeds."

Price range of common stock

Our common stock is listed and principally traded on the New York Stock Exchange under the ticker symbol "COG."

The following table presents the high and low closing sales prices per share of the common stock during certain periods, as reported in the consolidated transaction reporting system. Cash dividends paid per share of the common stock are also shown.

	High	Low	Dividends

2016
First Quarter (through February 22, 2016)	$21.54	$15.46	$0.02
2015
First Quarter	$30.01	$26.44	$0.02
Second Quarter	$35.34	$29.95	$0.02
Third Quarter	$30.98	$21.28	$0.02
Fourth Quarter	$23.70	$15.03	$0.02
2014
First Quarter	$41.54	$32.18	$0.02
Second Quarter	$39.33	$32.35	$0.02
Third Quarter	$35.16	$31.41	$0.02
Fourth Quarter	$34.71	$28.46	$0.02

Material U.S. federal income tax considerations for non-U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) arising from the acquisition, ownership and disposition of shares of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock by Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders that:

•
are tax-exempt organizations, qualified retirement plans, or other tax-deferred accounts;

•
are financial institutions or insurance companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•
own shares of our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•
acquire shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation for services;

•
hold shares of our common stock other than as a capital asset within the meaning of Section 1221 of the Code; or

•
are U.S. expatriates or former long term residents of the United States.

Moreover, this discussion does not address any aspect of non-income taxation, the Medicare tax on net investment income, any state, local or non-U.S. taxation or the effect of any tax treaty. No ruling has or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the acquisition, ownership or disposition of shares of our common stock. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. If you are an organization that is a partnership for U.S. federal income tax purposes or a partner in such organization, you are urged to consult with your own tax advisor as to the U.S. federal income tax considerations that are applicable to you.

THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN SHARES OF OUR COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder

For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of shares of our common stock that is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes and that is not:

•
an individual who is a citizen or resident of the United States;

•
a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia;

•
an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

•
a trust if (i) such trust has validly elected to be treated as a United States person (as defined under the Code) for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of such trust.

Distributions

If distributions with respect to shares of our common stock are made, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder's basis in its shares of our common stock, and, to the extent such portion exceeds the Non-U.S. Holder's basis, the excess will be treated as gain from the disposition of its shares of our common stock, the tax treatment of which is discussed below under the heading "Gain on sale or other disposition."

Except as described in the discussion below under the headings "Foreign Account Tax Compliance Act" and "Information reporting and backup withholding," any distribution paid in respect of shares of our common stock to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower rate under an applicable tax treaty) of the gross amount of the distribution. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), generally will be subject to U.S. federal income tax on a net income basis at rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a foreign corporation, the after-tax portion of such dividend may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Gain on sale or other disposition

Except as described in the discussion below under the headings "Foreign Account Tax Compliance Act" and "Information reporting and backup withholding," a Non-U.S. Holder generally will not be subject to U.S.

federal income tax on any gain realized upon the sale, exchange, or other disposition of shares of our common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at rates and in the manner generally applicable to United States persons (as defined under the Code), and, if the Non-U.S. Holder is a foreign corporation, the after-tax portion of such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
the Non-U.S. Holder is an individual present in the United States for 183 days or more in the calendar year of such sale, exchange or other disposition and certain other conditions are met, in which case such gain (which generally may be offset by U.S. source capital losses) will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
we are or have been a "U.S. real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for its shares of our common stock (the "relevant period").

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (which generally include oil and gas interests) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be "regularly traded on an established securities market" within the meaning of applicable Treasury Regulations ("regularly traded"), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the relevant period, more than 5% of our common stock will be subject to U.S. federal income tax on a disposition thereof as a result of our status as a USRPHC. If our common stock were not considered regularly traded during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such holder (regardless of the percentage of stock owned) generally would be subject to U.S. federal income tax on a disposition of our common stock and a 15% withholding tax generally would apply to the gross proceeds from such disposition. In either case, any gain realized by the Non-U.S. Holder would be taxable on a net income basis at rates and in the manner generally applicable to United States persons (as defined under the Code).

Information reporting and backup withholding

Generally, we must report to the IRS and to the Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to dividend payments that we make to such Non-U.S. Holder provided that we do not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, as defined under the Code, and we have received from such Non-U.S. Holder a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or appropriate substitute form or such Non-U.S. Holder otherwise establishes an exemption.

Generally, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of our common stock made outside the United States and conducted through the foreign office of a financial intermediary that is not a U.S. payor or U.S. middleman within the meaning of the applicable Treasury Regulations. In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of our common stock made within the United States or conducted through a financial intermediary that is a U.S. payor or U.S. middleman if the payor receives a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or appropriate substitute form and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, as defined under the Code, or such Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder ("FATCA") generally impose a 30% withholding tax on certain payments made to foreign financial institutions ("FFI") and non-financial foreign entities ("NFFE") unless such FFI or NFFE (1) enters into an agreement with the United States to satisfy certain reporting requirements or (2) otherwise establishes an exception to such reporting requirements as an exempt recipient of such payment. An intergovernmental agreement between the United States and the jurisdiction of residence of such non-U.S. payee may modify these requirements.

FATCA currently applies to dividends paid on, and, after December 31, 2018, will also apply to gross proceeds from the sale, exchange, redemption, retirement or other taxable disposition of, our common stock. Non-U.S. Holders may be affected by FATCA, and you are urged to consult your own tax advisor regarding its potential application. We intend to comply with FATCA and will not pay any additional amounts with respect to such withholding.

Underwriting (conflicts of interest)

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC	16,236,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,444,000
Citigroup Global Markets Inc.	7,920,000
Wells Fargo Securities, LLC	1,100,000
BMO Capital Markets Corp.	1,100,000
Mitsubishi UFJ Securities (USA), Inc.	1,100,000
TD Securities (USA) LLC	1,100,000

44,000,000

The underwriters are committed to purchase all the common shares offered by us (other than those covered by the underwriters' option to purchase additional shares described below) if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The underwriters initially propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.15 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The underwriters have an option to buy up to 6,600,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares of common stock. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.325 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option exercise	With full option exercise

Per share	$0.325	$0.325
Total	$14,300,000	$16,445,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

No sale of similar securities

We, our executive officers and our directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•
offer, pledge, announce the intention to sell, sell or contract to sell any common stock;

•
sell any option or contract to purchase any common stock;

•
purchase any option or contract to sell any common stock;

•
grant any option, right or warrant for the sale of any common stock;

•
otherwise transfer or dispose of any common stock;

•
request or demand that we file a registration statement related to any common stock; or

•
enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

However, this lock-up provision is subject to customary exceptions, and, in connection with certain mergers and acquisitions as set forth in the underwriting agreement, permits us to issue shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock or enter into any contract to issue shares of common stock or any such securities not exceeding 10 percent of the number of shares outstanding immediately after this offering (and any offering of additional shares issued upon any exercise of the underwriters' option); provided, that either (i) any such shares issued within the 60-day period referred to above will be subject to such lock-up provision or (ii) such shares of common stock or securities shall not actually be issued or issuable within such 60-day period.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange listing

The shares are listed on the NYSE under the symbol "COG."

Stabilization and short positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Conflicts of interest

We intend to use a portion of the net proceeds of this offering to repay indebtedness owed by us under our revolving credit facility. Please read "Use of proceeds." Because a repayment of the outstanding borrowings under our revolving credit facility could result in at least 5% of the net proceeds of this offering being paid to affiliates of an underwriter who is a lender under our revolving credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. In accordance with that rule, no "qualified independent underwriter"

is required, because a bona fide public market exists in the shares, as that term is defined in the rule. The underwriters subject to the rule will not confirm sales of the securities to any account over which they exercise discretionary authority without the prior written approval of the customer.

Other relationships

Certain of the underwriters and their affiliates act as agent and/or lenders under our revolving credit facility. In addition, certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to investors

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

A.
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

C.
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance

(Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Forward-looking information

The statements regarding future financial and operating performance and results, strategic pursuits and goals, market prices, future hedging activities, and other statements that are not historical facts contained in this prospectus are forward-looking statements. The words "expect," "project," "estimate," "believe," "anticipate," "intend," "budget," "plan," "forecast," "predict," "may," "should," "could," "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other SEC filings. Please read "Risk factors" for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Legal matters

The validity of the shares of common stock to be sold in this offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriters by Vinson & Elkins LLP, Houston, Texas.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

We have incorporated in this prospectus by reference the review letter of Miller and Lents, Ltd., independent oil and gas consultants, dated January 26, 2016 with respect to certain proved reserve estimates prepared by us in reliance on the authority of that firm as experts in petroleum engineering and appearing in our Annual Report on Form 10-K for the year ended December 31, 2015.

Prospectus

Cabot Oil & Gas Corporation

Common Stock

        This prospectus contains summaries of the general terms of the shares of common stock and the general manner in which they will be offered for sale. At the time of each offering, we will provide the specific terms, manner of offering and the initial offering price to public of the securities in a supplement to this prospectus. The prospectus supplements may add to, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest. Cabot Oil & Gas Corporation common stock is traded on the New York Stock Exchange under the trading symbol "COG."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is February 22, 2016

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission ("SEC") using a "shelf" registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

ABOUT CABOT OIL & GAS CORPORATION

        We are an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties. Our assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. We operate in one segment, natural gas and oil development, exploitation, exploration and production, in the continental United States. We have offices located in Houston, Texas and Pittsburgh, Pennsylvania. Our principal executive office is located at Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024, and our telephone number at that address is (281) 589-4600.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access at http://www.sec.gov. You can also obtain information about Cabot at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        Our Internet site is located at http://www.cabotog.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our Internet site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our Internet site or any other Internet site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Internet site.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) until the termination of each offering under this prospectus. The documents we incorporate by reference include:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 22, 2016;

  •
  our Current Report on Form 8-K as filed with the SEC on February 9, 2016; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed on January 24, 1990, as amended by our Current Report on Form 8-K as filed with the SEC on January 22, 2010, as we may further update that description from time to time.

        You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning Cabot at the following address:

Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024
Attention: Deidre L. Shearer
Telephone: 281-589-4890

        You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any applicable pricing supplement. We have not authorized any person, including any salesman or broker, to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus, the prospectus supplement or any pricing supplement we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

 FORWARD-LOOKING INFORMATION

        The statements regarding future financial and operating performance and results, strategic pursuits and goals, market prices, future hedging activities, and other statements that are not historical facts contained in this prospectus are forward-looking statements. The words "expect," "project," "estimate," "believe," "anticipate," "intend," "budget," "plan," "forecast," "predict," "may," "should," "could," "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other SEC filings. Please read "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

USE OF PROCEEDS

        Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

        At February 12, 2016, our authorized capital consisted of:

  •
  960,000,000 shares of common stock, par value $0.10 per share, of which 414,060,202 were outstanding, and

  •
  5,000,000 shares of preferred stock, par value $0.10 per share, issuable in series, of which no shares were issued and outstanding.

Common Stock

        Holders of common stock may receive dividends if and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations to holders of any preferred stock and covenants contained in debt agreements.

        Holders of common stock are entitled to one vote per share on matters submitted to them. Cumulative voting of shares is prohibited, meaning that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

        The common stock has no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund.

        If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions.

        All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.

        The common stock is listed on the New York Stock Exchange and trades under the symbol "COG."

Preferred Stock

        Our board of directors is allowed, without action by stockholders, to issue one or more series of preferred stock. The board of directors can also determine the rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of a series of the preferred stock.

Delaware Anti-Takeover Statute

        As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an "interested stockholder" (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

  •
  before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

  •
  upon completion of the transaction that resulted in the stockholder's becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

        Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.

Limitation on Directors' Liability

        Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although Delaware law does not change directors' duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by this law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability:

  •
  for any breach of their duty of loyalty to the company or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Wells Fargo Bank N.A.

PLAN OF DISTRIBUTION

        We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

 LEGAL MATTERS

        The validity of the offered securities and certain other matters in connection with any offering of the securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        We have incorporated in this prospectus by reference the review letter of Miller and Lents, Ltd., independent oil and gas consultants, dated January 26, 2016 with respect to certain proved reserve estimates prepared by us in reliance on the authority of that firm as experts in petroleum engineering and appearing in our Annual Report on Form 10-K for the year ended December 31, 2015.

44,000,000 shares

Common stock

Prospectus supplement

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Citigroup

Co-managers

BMO Capital Markets	MUFG
TD Securities	Wells Fargo Securities